Exhibit 99.1

DCP MIDSTREAM PARTNERS ANNOUNCES BOARD AND MANAGEMENT CHANGES

DENVER, March 11, 2015 — Today, DCP Midstream Partners (NYSE:DPM), or the Partnership, announced changes to its board of directors and executive management team. Fred J. Fowler will return to the Partnership’s board as an independent director effective immediately, replacing Paul F. Ferguson and Stephen R. Springer. “We deeply appreciate and want to acknowledge Paul and Steve’s longstanding service to the Board, and we thank them for their leadership,” said Wouter van Kempen, chairman and CEO of DCP Midstream Partners.

“We are privileged to have Fred rejoin the Partnership’s board. Together with his familiarity with the Partnership and his leading industry reputation, Fred will be a strong contributor and advisor,” said van Kempen. Fowler has an impressive 47-year energy career, previously serving as president and CEO of Spectra Energy and in prior senior roles at Duke Energy. Previous to 1997, he served in various leadership roles at PanEnergy and its predecessor companies.

Additionally, Bill Waldheim, president of the Partnership, has announced his intent to retire on May 1, 2015 following a 37-year career in the energy industry. “Bill is one of the top thought leaders in our industry, and during his tenure at the Partnership, he contributed significantly to its size and scale. He is an outstanding leader and friend. On behalf of the entire DCP enterprise, we thank Bill for his immeasurable contributions,” said van Kempen.

“I have been honored to serve with so many talented management teams during my career, and among them, our current team which is squarely focused on creating sustainable value for unitholders. “I look forward to transitioning my role and fully expect continued success of the Partnership under the leadership of Wouter,” said Bill Waldheim, president of the Partnership.

MEDIA RELATIONS:	Sarah Rasmussen
Phone:	303-446-4170

INVESTOR RELATIONS:	Andrea Attel
Phone:	303-605-1741

ABOUT DCP MIDSTREAM PARTNERS, LP

DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership engaged in the business of gathering, compressing, treating, processing, transporting, storing and selling natural gas; producing, fractionating, transporting, storing and selling NGLs and recovering and selling condensate; and transporting, storing and selling propane in wholesale markets. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LP, which in turn is managed by its general partner, DCP Midstream GP, LLC, which is 100 percent owned by DCP Midstream, LLC, a joint venture between Phillips 66 and Spectra Energy Corp. For more information, visit the DCP Midstream Partners, LP website at www.dcppartners.com.

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